As filed with the Securities and Exchange Commission on May 15, 2003

Registration No. 333-105238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-effective Amendment No. 1

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MERCANTILE BANKSHARES CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	6022
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

52-0898572

(I.R.S. Employer Identification No.)

Mercantile Bank and Trust Building

Two Hopkins Plaza

P.O. Box 1477

Baltimore, MD 21203

(410) 237-5900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John L. Unger, Esquire

Senior Vice President, General Counsel and Secretary

Mercantile Bankshares Corporation

Two Hopkins Plaza

P.O. Box 1477

Baltimore, MD 21203

(410) 237-5900

(Name, address, including zip code, and telephone number, including area code, of agents for service)

COPY TO:

Michael W. Conron, Esquire

Venable, LLP

2 Hopkins Plaza

Baltimore, MD 21201

(410) 244-7400

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Part II

Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

The Registrant’s Charter provides, as to indemnification:

(a)  The liability of directors and officers to Mercantile or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Mercantile whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(b)  To the maximum extent permitted by Maryland law, Mercantile shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Mercantile shall advance expenses to its directors, officers and other persons referred to above to the extent permitted by Maryland law. Mercantile’s board of directors may by By-law, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

(c)  References to Maryland law shall include the MGCL as from time to time amended. Neither the repeal or amendment of this paragraph, nor any other amendment to the Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this paragraph with respect to any act or omission which shall have occurred prior to such repeal or amendment.

Item 21.    Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

Exhibit No.	Description

4.1	Indenture between Mercantile Bankshares Corporation and JPMorgan Chase Bank, as Trustee, dated as of April 15, 2003, relating to the Subordinated Notes due 2013. (1)

4.2	Form of 4.625% Subordinated Note due 2013, Series B. (1)

4.3	Registration Rights Agreement between Mercantile Bankshares Corporation and the Initial Purchasers, dated as of April 15, 2003. (1)

5.1	Opinion of Venable, Baetjer and Howard, LLP as to the validity of the securities registered hereunder (including the consent of that firm). (1)

8.1	Opinion of Venable, Baetjer and Howard, LLP as to certain federal income tax matters (including the consent of that firm). (1)

12.1	Computation of ratio of earnings to combined fixed charges (excluding interest on deposits). (1)

12.2	Computation of ratio of earnings to combined fixed charges (including interest on deposits). (1)

23.1	Consent of Venable, Baetjer and Howard, LLP (included as part of Exhibits 5.1 and 8.1). (1)

23.2	Consent of PricewaterhouseCoopers, LLP. (1)

24.1	Power of Attorney

25.1	Form T-1 Statement of Eligibility of JPMorgan Chase Bank to act as trustee for the 4.625% Subordinated Notes due 2013, Series B. (1)

99.1	Form of Letter of Transmittal. (1)

99.2	Form of Notice of Guaranteed Delivery. (1)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (1)

99.4	Form of client letter. (1)

99.5	Form of Exchange Agent Agreement between Mercantile Bankshares Corporation and JPMorgan Chase Bank. (1)

(1)	Previously filed.

Item. 22.    Undertakings

The undersigned Registrant hereby undertakes:

(A)  (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(C)  To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(D)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland on May 15, 2003.

Mercantile Bankshares Corporation

By:	/s/ EDWARD J. KELLY, III Name: Edward J. Kelly, III Title: Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ EDWARD J. KELLY, III Edward J. Kelly, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 15, 2003

/s/ TERRY L. TROUPE Terry L. Troupe	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 15, 2003

/s/ WILLIAM T. SKINNER, JR. William T. Skinner, Jr.	Controller (Principal Accounting Officer)	May 15, 2003

A majority of the Board of Directors:

Richard O. Berndt, William R. Brody, Eddie C. Brown, George L. Bunting, Jr., Anthony W. Deering, Darrell D. Friedman, Freeman A. Hrabowski, Robert A. Kinsley, Wallace Mathai-Davis, Morton B. Plant, Christian H. Poindexter, Clayton S. Rose, James L. Shea and Donald J. Shepard.

Date: May 15, 2003	By:	/s/ EDWARD J. KELLY, III
Edward J. Kelly, III for himself and as attorney-in-fact

Exhibit Index

Exhibit No.	Description

24.1	Power of Attorney